Exhibit 99.3

ACI Worldwide Appoints Two New Independent Directors to Board

OMAHA, Neb. — February 29, 2024 — ACI Worldwide (NASDAQ: ACIW), a global leader in mission-critical, real-time payments software, announced today the appointment of two new independent directors, Katrinka McCallum and Juan Benitez, to the company's Board of Directors.
"2023 was another year of progress for ACI, with steady revenue growth and improving margins," said Thomas Warsop, president and CEO of ACI Worldwide. "In the Bank segment, we saw particular strength in our real-time payments and anti-fraud product lines, and our Bank recurring revenue continues to accelerate, which positions us very well for 2024 and beyond. Our Biller business is also performing well as we benefit from new customer onboarding and interchange improvement efforts put in place last year.
"We are also pleased to welcome two new members to our already-strong board of directors: Katrinka McCallum, who spent many years at SaaS software company Red Hat; and Juan Benitez, the former President of GoFundMe and GM of Braintree," Warsop added. "Katrinka and Juan will provide great support as we expand our SaaS businesses and use of artificial intelligence, things both of them have overseen before. Looking forward, our pipeline is strong, and we are focused and optimistic about our growth acceleration."

Katrinka McCallum most recently served as Vice President of Customer and Product Experience at Red Hat, having held various leadership roles within Red Hat’s Products & Technologies organization for more than a decade. Throughout her career, spanning more than two decades in enterprise software, Ms. McCallum has led business units, sales and marketing organizations as well as engineering and operations teams. Ms. McCallum is a member of the board at Rimini Street, Inc., where she is chairperson of the Compensation Committee, and additionally serves on the board of Intrusion, Inc., where she chairs the Audit Committee.

Juan Benitez has over 25 years of experience in engineering, product and business leadership roles across a variety of technology domains, having most recently served as President of GoFundMe. Previously, he served as General Manager of Braintree Payments, a global payments company that was acquired by PayPal in 2013, and prior to that, led product and engineering as Braintree’s CTO. Mr. Benitez also spent nine years in various capacities at Yahoo!, including VP of Engineering in Yahoo!’s Advertising Products Group and VP of Search Advertising.

“We are delighted to welcome Katrinka and Juan to the ACI Board. They bring considerable leadership experience and success in driving significant growth in the software and payments markets,” said Adalio T. Sanchez, chairman, ACI Worldwide. “We look forward to the fresh perspectives and contributions that each of them will bring to the company.”

“ACI Worldwide is transforming payment systems through leading-edge technology,” added Thomas Warsop, president and CEO, ACI Worldwide. “The additions of Katrinka and Juan strengthen an already impressive Board as we expand our SaaS businesses and accelerate productivity through more use of Generative AI and machine learning, things both of them have overseen before.”

About ACI Worldwide
ACI Worldwide is a global leader in mission-critical, real-time payments software. Our proven, secure and scalable software solutions enable leading corporations, fintechs and financial disruptors to process and manage digital payments, power omni-commerce payments, present and process bill payments, and manage fraud and risk. We combine our global footprint with a local presence to drive the real-time digital transformation of payments and commerce.

© Copyright ACI Worldwide, Inc. 2024
ACI, ACI Worldwide, ACI Payments, Inc., ACI Pay, Speedpay and all ACI product/solution names are trademarks or registered trademarks of ACI Worldwide, Inc., or one of its subsidiaries, in the United States, other countries or both. Other parties’ trademarks referenced are the property of their respective owners.

Contacts
John Kraft
john.kraft@aciworldwide.com

Nick Karoglou
nick.karoglou@aciworldwide.com